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                                                                    Exhibit 99.1

       MOODY'S DOWNGRADES RATINGS OF ONEOK, INC. TO Baa1 SENIOR UNSECURED;
                                OUTLOOK NEGATIVE

             Approximately $2.5 Billion of Debt Securities Affected.


New York, August 28, 2002 -- Moody's Investors Service downgraded the ratings of ONEOK, Inc. (OKE). The outlook is negative. The company's ratings are changed as follows:

ONEOK, Inc. - senior unsecured from A2 to Baa1; shelf registration from
(P)A2/(P)A3 to (P)Baa1/(P)Baa2; commercial paper from Prime-1 to Prime-2;

ONEOK Capital Trust I - preferred shelf (P)A3 to (P)Baa2;

ONEOK Capital Trust II - preferred shelf (P)A3 to (P)Baa2.

The downgrades reflect: 1) OKE's very high debt levels, with debt-to-capital at 59% at June 30, 2002. The amount of debt accumulated during the last few years has exceeded the incremental cash flow that the company generated over the same period; 2) the concern that OKE's debt is increasingly being supported by cash flows that could be more variable than those of its core regulated gas distribution business; 3) the growing commodity-price exposure from increased investments in marketing and trading, processing, and production; and 4) concerns about the potential credit impacts from the growth of its marketing and trading operations, including increasing working capital demands and vulnerability to extreme weather and gas prices.

The negative outlook signals our close monitoring of the following issues in the near term: 1) the sustainability of the strong cash flow generation and continuing efforts to reduce debt as seen in recent quarters; 2) the upcoming renewal of its $850 million 364-day credit facility which expires on September 30, 2002; 3) the continuing growth of its marketing and trading business accompanied by the continued development in its risk management infrastructure;
4) the ongoing uncertainties related to Westar Energy, Inc.'s (Ba2 issuer rating, negative outlook) plans to divest its 45% stake in OKE; and 5) event risk from acquisitions, which could potentially be large and significantly alter the business mix of the company. Resolution or clarity on these issues could result in a stable outlook, while a negative outcome could result in further rating action.

These ratings actions follow OKE's announcement that it would not purchase Westar's stake in OKE for $971 million. According to the shareholder's agreement that governs the two companies' relationship, Westar now has the option to sell its stake in the open market. The decision not to purchase Westar's stake helps to support OKE's current credit profile, since purchasing the stake would have added to OKE's already heavy debt burden.

OKE has accumulated a very high level of debt as a result of heavy capital expenditures, some major acquisitions, and substantial gas costs incurred in the winter of 2000-2001 that was left unrecovered for a year because of regulatory reasons. Furthermore, this debt is increasingly being supported by earnings and cash flows that could be more variable than those of its core regulated gas distribution business. For the twelve months ended June 30, 2002, distribution accounted for 30% of total EBITDA, down from 46% in fiscal 1999. OKE's marketing and trading segment has been the second-largest earnings contributor in recent periods, accounting for 28% of EBITDA the twelve months ended June 30, up from 12% in 1999. The rest of OKE's EBITDA comes from the partially regulated transportation and storage business (13%) and other unregulated

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energy businesses that provide some vertical integration with its distribution business: gas and oil production (16%) and gathering and processing (12%).

Commodity-price exposure has grown from increased investments in marketing and trading, processing, and production, although this is mitigated by hedging and vertical integration. For example, a rise in gas prices relative to liquids prices decreases processing margins, but the decline in earnings is partially offset by higher production results. However, the relatively small size of its production business prevents the company from more fully realizing a positive portfolio effect. Returns on many of these investments have been uneven and modest.

The company's growing marketing and trading operations will likely increase its working capital needs. The distinguishing characteristic of OKE's marketing business is its focus on gas storage. OKE has a considerable amount of gas storage capacity (80 bcf) which it uses to supply gas to utilities and power plants. Its signature contract is a peaking contract, which provides gas on short notice in case of extreme weather or other shortfall in supply. Customers subscribe to this service for a base fee that generates certain base level of earnings for OKE; an actual call on this service requires an additional fee that provides earnings upside. The risks related to this business are mitigated by the backing of sales by the physical gas in storage. Also, OKE's marketing contracts are short-term in nature, mostly lasting one heating season.

Marketing is a growth segment for OKE. Consequently, the company is likely to keep adding to its gas storage and transportation capacity, requiring more working capital to purchase gas for inventory. Growth in marketing will accentuate the seasonality of results that OKE experiences from its utility operations. Typically, cash is used to purchase gas in the second and third quarters ahead of the heating season. Conversely, cash is generated during the first and fourth quarters over the course of the heating season. Furthermore, this business increases its vulnerability to extreme weather and gas prices.

The working capital requirements of the marketing business - accommodating seasonal swings and buying large amounts of gas at market prices -- underscore the need for ample alternate liquidity and the importance of the upcoming renewal of its credit facility. One supporting factor in OKE's liquidity position, however, is the lack of long-term debt maturities over the next three years. The expected growth of this business also underscores the need for continuing growth in its risk management infrastructure that is appropriate to its stage of development.

OKE showed improving results for the last twelve months of June 2002, reversing the weak results of 2001 that had been depressed by unusual items, in particular gas costs that were three times normal levels and the disallowance of the related costs by the Oklahoma regulatory commission. Cash flow from operations in the first half of this year turned positive, up from negative $143 million in fiscal 2001. This reflects positive working capital changes resulting from the return to more normal gas prices and the recovery of gas costs that had been left uncollected from the winter of 2000-2001. Lower gas prices also helped OKE's profitability by reducing cost of sales and uncollectibles at its utility operations. The settlement with the Oklahoma regulatory commission earlier this year allowed OKE's distribution utility to begin recovery on $59 million of unrecouped gas costs from two winters ago. An additional $313 million of positive working capital changes resulted from the fall in gas prices, which released working capital that had been used for inventory and net receivables and caused a return of margin deposits.

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Moody's will gauge whether OKE will be able to sustain its financial performance under normal gas prices and gas cost recovery. OKE applied much of the free cash flow generated in the first half of this year to pay down $489 million of debt
(a 20% reduction in debt from year-end 2001). Lower debt levels should help to increase the company's future financial flexibility. The level of future free cash flow is also dependent on OKE's continued discipline in financing its capital expenditures with internal cash flow as it has in recent quarters and requiring no additional debt financing.

Although there is now clarity to OKE's decision regarding its largest shareholding, uncertainty remains as to OKE's ownership profile over the medium term, given Westar's stated intentions to divest of its stake and regulatory pressures for it to do so. Moody's will monitor Westar's future actions related to its OKE stake and their impact on OKE's credit profile. In particular, it is unclear when and if Westar would dispose of its stake, how it may be disposed of, and to whom the stake may be sold. In the meantime, a significant shareholding by a single third party, such as Westar, could potentially pose delays or some other impediment to OKE's implementing its growth and financial initiatives.

ONEOK, Inc. is a diversified gas company based in Tulsa, Oklahoma.